OFFICER’S CERTIFICATE

Pursuant to the requirements of the applicable Servicing Agreement for the transactions listed on Schedule I hereto (each, a “Servicing Agreement”), for which KeyBank, National Association, as Master Servicer, has engaged Berkeley Point Capital LLC dba Newmark, as Primary Sub-Servicer or Limited Primary Sub-Servicer, (as reflected on Schedule I hereto) (the “Primary & Limited Primary Sub-Servicer”), the undersigned, Ronald Steffenino, Vice Chairman of, Berkeley Point Capital LLC dba Newmark, hereby certifies subject to any limitations listed on Schedule I hereto, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

1.
A review of the activities of the Primary & Limited Primary Sub-Servicer during the preceding calendar year (the “Reporting Period”) and of its performance under the applicable Servicing Agreement has been made under my supervision; and
2.
To the best of my knowledge, based on such review, the Primary & Limited Primary Sub-Servicer has fulfilled all of its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period.

Berkeley Point Capital LLC	February 22, 2023
dba Newmark

/s/ Ronald Steffenino
Ronald Steffenino
Vice Chairman

Schedule I

Commercial Mortgage Pass-Through Certificates; Berkeley Point Capital LLC d/b/a Newmark as Primary Sub-Servicer

CF 2019-CF1

Commercial Mortgage Pass-Through Certificates; Berkeley Point Capital LLC d/b/a Newmark as Limited Primary Sub-Servicer

COMM 2013-CCRE9
COMM 2014-CCRE16
COMM 2014-CCRE18
COMM 2014-UBS2
COMM 2014-UBS6
Citigroup 2016-GC36
CFCRE 2018 TAN
CD 2018 CD7
2019 CF1 CCRE
2019 CF2 CCRE